EXHIBIT 2

JOINT FILING UNDERTAKING

The undersigned, being authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13G to evidence the agreement of the below-named parties, in accordance with rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule, as it may be amended, jointly on behalf of each of such parties.

Dated: February 14, 2019

Erik E. Bergstrom Charitable Remainder Trust		Edith H. Bergstrom Living Trust

By:	/s/ Edith H. Bergstrom	By:	/s/ Edith H. Bergstrom
	Edith H. Bergstrom		Edith H. Bergstrom
	Trustee		Trustee

Erik E. and Edith H. Bergstrom Foundation

		By:	/s/ Edith H. Bergstrom
	/s/ Edith H. Bergstrom		Edith H. Bergstrom
	Edith H. Bergstrom		Trustee

	/s/ Julia R. Bolous	By:	/s/ Julia R. Bolous
	Julia R. Bolous		Julia R. Bolous
Trustee

		By:	/s/ Janet Greig
	/s/ Janet Greig		Janet Greig
	Janet Greig		Trustee

		By:	/s/ Wylie Greig
	/s/ Wylie Greig		Wylie Greig
	Wylie Greig		Trustee